EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact Information:
ESS Technology, Inc.	Rebecca Mack
Investor Relations	Bergman Mack & Associates
(510) 492-1161	(949) 981-4496

ESS TECHNOLOGY REPORTS FIRST QUARTER 2003 RESULTS

     FREMONT, Calif., April 30, 2003 — ESS Technology (Nasdaq: ESST) today reported net revenues for the first quarter of 2003 of $33.2 million compared to $79.1 million for the same period last year and compared to $47.5 million in the fourth quarter of 2002.

     Net loss for the first quarter of 2003 was ($2.1) million, or ($0.05) per diluted share, compared to net income of $16.4 million, or $0.34 per diluted share, for the first quarter of 2002. For the fourth quarter of 2002, net income was $0.8 million, or $0.02 per diluted share.

     Non-GAAP (1) (formerly referred to as pro forma) net (loss) for the first quarter of 2003 was ($1.6) million, or ($0.04) per diluted share, compared to first quarter 2002 non-GAAP net income of $17.9 million, or $0.37 per diluted share. Non-GAAP net income and loss excludes the effects of amortization of intangible assets, write-down of investments, and related tax effects.

     “Our first quarter results were in-line with our guidance, with both VCD and DVD revenues where we had forecasted,” said Robert Blair, president and CEO of ESS Technology. “Although we are reporting a loss this quarter, there were nonetheless several bright spots in the quarter’s performance. We increased our market share in the expanding VCD market, and we expect this to continue to be a strong product line for ESS throughout 2003. Most importantly, the sampling of our new single-chip DVD product, the Vibratto II, to customers worldwide this quarter has been met with positive reception. We believe this new high-performance chip will allow ESS to gain market share in the DVD market in China and the rest of the world.”

     “In addition, we continue to be successful in gaining design wins for our Vantage MPEG encoding solution. We have already received design wins for DVD-recordable and digital video recorder (DVR) products from leading manufacturers in Japan, Korea, China and Europe. We believe the recording capability is the next important digital video product application and our Vantage MPEG encoder has the requisite features, performance, and cost effectiveness to be successful in this rapidly expanding market. Overall, we are excited about our many new product offerings in 2003 for the DVD, VCD, digital video recording and digital audio and digital media player markets,” Mr. Blair concluded.

Second Quarter 2003 Guidance

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. We are under no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Continuing uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters.

     We expect net revenues for the second quarter of 2003 to range from $33 – $36 million, and gross margins to range from 33% – 36%. We also expect R&D spending to increase by approximately 25%, reflecting increased new product activity. Overall, we expect a GAAP loss per diluted share to be in the range of ($0.08) to ($0.13) and a non-GAAP loss per diluted share in the range of ($0.04) to ($0.09). Non-GAAP net income and loss excludes the effects of amortization of intangible assets, investment gains and losses, and related tax effects.

Earnings Conference Call

     As previously announced, ESS Technology, Inc. has scheduled a conference call beginning 2:00 p.m. PDT / 5:00 p.m. EDT, April 30, 2003, to discuss its first quarter 2003 results. Investors are invited to listen to a live webcast of the conference call at www.esstech.com or www.videonewswire.com/ESST/043003. A replay of the webcast will also be available at www.esstech.com and www.videonewswire.com/ESST/043003 or by telephone at (800) 633-8284 (U.S./Canada) / (402) 977-9140 (International), Reservation #21140511, beginning at 5:00 p.m. PDT / 8:00 p.m. EDT, April 30, 2003.

About ESS Technology

     ESS Technology, Inc., is a leading supplier of high-performance feature-rich chips, applications and solutions for digital entertainment markets. ESS provides advanced products that enable the emergence of digital home systems that deliver and manage entertainment and information in the home.

     ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology’s common stock is traded on the Nasdaq National Market under the symbol “ESST”. ESS Technology’s web site address is: http://www.esstech.com.

(ATTACHMENTS: Consolidated Summary Financial Statements)

     The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, the possible reduction of consumer spending occasioned by general economic conditions, the timely availability and acceptance of the ESS’ new products, the dependence on continued growth in demand for consumer multimedia products, the uncertainty of the outcome of any litigation proceedings, and the other risks detailed from time to time in the SEC reports of ESS, including the reports on Form 10-K, Form 10-Q and Form 8-K (if any) which we incorporate by reference. Actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

     All trademarks mentioned in this news release are owned by their respective holders and are used in this news release for identification purposes only.

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ESS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	March 31,	December 31,
	2003	2002

ASSETS
Current Assets:
Cash and cash equivalents	$99,636	$138,072
Short-term investments	70,019	61,030
Accounts receivable, net	26,965	28,468
Inventories	21,086	24,155
Prepaid expenses and other assets	2,715	2,834

Total current assets	220,421	254,559
Property, plant and equipment, net	20,320	18,985
Other assets, net	12,536	8,058

Total Assets	$253,277	$281,602

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$33,377	$35,084
Income taxes payable and deferred income taxes	9,362	9,474

Total current liabilities	42,739	44,558

Non-current deferred tax liability	7,676	7,676

Shareholders’ equity:
Common stock	178,004	196,344
Accumulated other comprehensive income	294	504
Retained earnings	24,564	32,520

Total shareholders’ equity	202,862	229,368

Total Liabilities and Shareholders’ Equity	$253,277	$281,602

ESS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS-GAAP BASIS
(unaudited)
(in thousands, except per share data)

	Three months ended

	March 31,	March 31,
	2003	2002

Net revenues	$33,151	$79,115
Cost of revenues	23,376	44,839

Gross profit	9,775	34,276
	29%	43%
Operating expenses:
Research and development	6,256	6,381
Selling, general and administrative	6,674	10,356

Operating income (loss)	(3,155)	17,539
Nonoperating income (loss), net	944	(1,267)

Income (loss) before provision for (benefit from) income taxes	(2,211)	16,272
Provision for (benefit from) income taxes	(98)	(114)

Net income (loss)	$(2,113)	$16,386

Net income (loss) per share:
Basic	$(0.05)	$0.37

Diluted	$(0.05)	$0.34

Weighted average common shares:
Basic	41,662	44,209

Diluted	41,662	48,331

ESS TECHNOLOGY, INC.
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)(2)
(unaudited)
(in thousands, except per share data)

	Three months ended

	March 31,	March 31,
	2003	2002

Net revenues	$33,151	$79,115
Cost of revenues	23,376	44,839

Gross profit	9,775	34,276
	29%	43%
Operating expenses:
Research and development	6,035	6,352
Selling, general and administrative	6,674	10,356

Operating income (loss)	(2,934)	17,568
Nonoperating income, net	1,294	1,278

Income (loss) before provision for (benefit from) income taxes	(1,640)	18,846
Provision for (benefit from) income taxes	(69)	906

Net income (loss) - Non - GAAP	$(1,571)	$17,940

Net income (loss) per share - Non - GAAP
Basic	$(0.04)	$0.41

Diluted	$(0.04)	$0.37

Weighted average common shares:
Basic	41,662	44,209

Diluted	41,662	48,331

(1)  Use of Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use non-GAAP measures of operating results, net income/(loss) and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that we believe are not indicative of our on-going core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting results for future periods. The non-GAAP information is presented using consistent methodology from quarter-to-quarter and year-to-year. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

(2)  Non-GAAP adjustments are detailed within the schedule entitled “Reconciliation of GAAP Basis Net Income (loss) to Non-GAAP Net Income (loss)”

ESS TECHNOLOGY, INC.
RECONCILIATION OF GAAP BASIS NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)
(unaudited)
(in thousands)

	Three months ended

	March 31,	March 31,
	2003	2002

Net income (loss) - GAAP basis	$(2,113)	$16,386
Non-GAAP Adjustments:
Amortization of intangible assets (3)	221	29
Write down of investments (4)	350	2,545
Tax effect of items (3) and (4)	(29)	(1,020)

Net income (loss) - Non - GAAP	$(1,571)	$17,940

(3)	Non-GAAP amounts for all periods presented exclude the effects of amortization of intangible assets, amounting to $221 and $29 for the three months ended March 31, 2003 and March 31, 2002, respectively,

(4)	Non-GAAP amounts for all periods presented exclude the effect of the write-down of investments, amounting to $350 and $2,545 for the three months ended March 31, 2003 and March 31, 2002, respectively,